Exhibit 99.3

GUARANTY AGREEMENT

For consideration to be received in connection with the performance of the Mine Lease Agreement among Pacific Copper Corp. (“Guarantor”) and Sociedad Pacific Copper Chile Limitada (“Limitada”) Guarantor does hereby unconditionally guarantee to Limitada, its successors and assigns (1) full and timely payment of all amounts due pursuant to the lease of certain mining claims identified as the “La Guanaca” claims (the “La Guanaca Lease”) and (2) performance of all of the other obligations of Limitada under the La Guanaca Lease, collectively being referred to herein as the "Obligations".

This Guaranty is a guaranty of payment and not of collection, is absolute and unconditional and shall be unaffected by any other guaranty or security which Limitada may obtain or by any amendment to or extension or renewal of the La Guanaca Lease or the assignment by Limitada of its interest in the La Guanaca Lease and shall be effective whether or not Limitada under the La Guanaca Lease shall have pursued any of its remedies, whether at law, in equity or pursuant to the La Guanaca Lease.

This Guaranty shall constitute a continuing guaranty independent of and in addition to any other security, collateral, or guaranty held by Limitada for the Obligations or any part thereof. The Guarantor’s liability hereunder shall be immediate and absolute and shall not be conditioned or contingent upon the pursuit, exercise or prosecution by Limitada of any rights it may have under the La Guanaca Lease.

The Guarantor hereby agrees to indemnify Limitada and hold it harmless from and against any and all losses, expenses and damages incurred by Limitada in connection with or as a result of the assertion of any and all claims arising pursuant to the Obligations.

This Guaranty may not be changed except by written agreement signed by the Guarantor and Limitada. If any provision of this Guaranty is declared unenforceable or invalid in whole or in part for any reason, the remaining provisions shall continue to be effective.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the 28th day of December, 2007.

PACIFIC COPPER CORP.

By:  /s/ Stafford Kelley

Stafford Kelley
Corporate Secretary